Exhibit 10.24

DATED 23 JUNE 2026

Between

V GALLANT LIMITED

And

OMNIA NEXUS GROUP LIMITED

MASTER STRATEGIC COLLABORATION AGREEMENT

relating to the operation and commercialisation of V Gallant AI Neo Cloud Platform

Master Strategic Collaboration and Licensing Agreement

THIS MASTER STRATEGIC COLLABORATION AGREEMENT is made on 23 June 2026.

BETWEEN

V GALLANT LIMITED (Company No. 2156042), a company incorporated under the laws of British Virgin Islands and having its registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands, a wholly owned technology subsidiary of VCI Global Limited (NASDAQ: VCIG) (“V Gallant”) of the one part;

AND

OMNIA NEXUS GROUP LIMITED (Company No. 2198590), a company incorporated under the laws of British Virgin Islands and having its registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (“Omnia) of the other part.

V Gallant and Omnia are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:-

A.	V Gallant is developing and commercialising V Gallant AI Neo Cloud (“VGAIN Cloud”), a post-quantum-ready sovereign artificial intelligence cloud platform designed to support enterprise, government-linked and regulated-industry AI workloads within an encrypted, controlled and Malaysia-based compute environment.

B.	By an engagement letter dated 15 April 2026 (“Engagement Letter”) between V Gallant (as Advisor) and Mr Kevin Choe Khiew Wei (“Individual”), V Gallant was engaged to establish and mobilise a VGAIN Cloud business on the Individual’s behalf, pending incorporation of a company to own the infrastructure and carry on that business.

C.	Omnia has since been set up (Company No. 2198590) with the Individual as a director and shareholder, as the company contemplated by the Engagement Letter.

D.	By a deed of novation dated 23 June 2026 (“Deed of Novation”), the Engagement Letter was novated from the Individual to Omnia, such that from the date of novation Omnia assumed the rights and obligations under the Engagement Letter (including ownership of the Hardware and Software procured thereunder, the operation and management arrangement, and the revenue-share entitlement), and the Individual remains liable for all fees and obligations accrued up to the date of novation.

E.	Certain fees under the Engagement Letter have been invoiced and/or paid, and certain fees remain outstanding, as reconciled in Schedule 2. The Parties wish to record the treatment of those amounts under this Agreement.

F.	The Parties now wish to document the ongoing strategic collaboration in relation to VGAIN Cloud. The grant of a licence over the VGAIN brand and VGAIN Cloud concept, the licence fee, the sharing of net operating profit and the administration of revenue are documented under a separate licensing agreement of even date between the Parties (“Licensing Agreement”), which is to be read together with this Agreement.

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Master Strategic Collaboration and Licensing Agreement

NOW THEREFORE in consideration of the mutual covenants and undertakings set out herein, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:

“Affiliate” in relation to a Party, any entity that directly or indirectly controls, is controlled by, or is under common control with, that Party, where “control” means the ownership of more than fifty per cent (50%) of the voting rights or the power to direct the management and policies of an entity;

“Agreement” means this agreement and any such modifications, variations, amendments or additions, as the Parties may agree in writing from time to time;

“Business Day” a day (other than a Saturday, Sunday or public holiday) on which licensed banks are open for general business in Kuala Lumpur, Malaysia;

“Commencement Date” the date of this Agreement;

“Deed of Novation” the deed of novation referred to in Recital D;

“Compute Capacity” the GPU and CPU processing capacity, storage and associated resources comprised in the Hardware and operated in connection with the Project;

“Confidential Information” has the meaning given in Clause 13.1;

“Engagement Letter” has the meaning given in Recital B;

“Fees” collectively, the Set-Up Fee, the Mobilisation Fee, the Software Fee, the Hardware Fee and any other fees payable under this Agreement, as set out in Schedule 2, but excluding the Licence Fee and the Revenue Share, which are governed by the Licensing Agreement;

“Flagship Facility” the first VGAIN Cloud flagship facility located in Cyberjaya, Malaysia, as further described in Schedule 1;

“Force Majeure Event” has the meaning given in Clause 17.1;

“Gross Revenue” has the meaning given in the Licensing Agreement;

“Hardware” the hardware, equipment, GPU and CPU systems, networking, storage and related infrastructure procured under the Engagement Letter and owned by Omnia, as described in Schedule 2;

“Individual” has the meaning given in Recital B;

“Intellectual Property Rights” all intellectual property rights of any kind, whether registered or unregistered, including patents, trade marks, service marks, trade names, brand names, domain names, copyright, design rights, database rights, rights in know-how, trade secrets and confidential information, and all applications and rights to apply for the same, in each case anywhere in the world;

“Licence” the licence granted under the Licensing Agreement;

“Licensed IP” has the meaning given in the Licensing Agreement;

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Master Strategic Collaboration and Licensing Agreement

“Mobilisation Fee” the mobilisation fee payable by Omnia to V Gallant as set out in Schedule 2;

“Licensing Agreement” has the meaning given in Recital F, being the licensing agreement of even date between the Parties governing the licence over the Licensed IP, the Licence Fee, the sharing of Net Operating Profit and revenue administration;

“Licence Fee” has the meaning given in the Licensing Agreement;

“Net Operating Profit” has the meaning given in the Licensing Agreement;

“Operating Costs” has the meaning given in the Licensing Agreement;

“Operations and Support Services” the operations, technical, tooling and support services to be provided by V Gallant under Clause 6 and Schedule 4;

“Platform” the VGAIN Cloud platform, comprising the hardware, software, security architecture and services described in Recital A and Schedule 1;

“Revenue Share” has the meaning given in the Licensing Agreement;

“Set-Up Fee” the set-up fee payable by Omnia to V Gallant as set out in Schedule 2;

“Software” the software products sold to Omnia under the Engagement Letter, as described in Schedule 2;

“Term” the term of this Agreement as set out in Clause 10;

“USD” United States Dollars, the lawful currency of the United States of America;

“VGAIN” the “VGAIN” and “V Gallant AI Neo Cloud” names, marks and brand owned by V Gallant;

“VGAIN Cloud Project” collectively, the establishment, deployment, operation and commercialisation of VGAIN Cloud at the Flagship Facility and, where applicable, at distributed AI compute pods, as contemplated by this Agreement (“Project”).

1.2.	In this Agreement, unless the context otherwise requires:

(a)	words importing the singular include the plural and vice versa, and words importing a gender include every gender;

(b)	a reference to a Clause, Recital or Schedule is a reference to a clause or recital of, or a schedule to, this Agreement, and the Recitals and Schedules form part of this Agreement;

(c)	the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(d)	a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time;

(e)	a reference to “writing” or “written” includes email; and

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(f)	in the event of any conflict between the main body of this Agreement and a Schedule, the main body shall prevail unless the Schedule expressly states otherwise.

2.	PURPOSE AND STRUCTURE OF THE COLLABORATION

2.1.	The purpose of this Agreement is to establish a strategic commercial collaboration between the Parties for the operation, management and commercialisation of the VGAIN Cloud Project, under which V Gallant provides deployment, operations and support services in respect of Omnia’s Hardware and the Platform, and Omnia owns the infrastructure and carries on the VGAIN Cloud business.

2.2.	V Gallant shall at all times remain the owner of the VGAIN brand and the VGAIN Cloud concept. The licensing of that brand and concept to Omnia, and the commercial terms governing the sharing of profit derived from the Project, are set out in the Licensing Agreement and not in this Agreement.

2.3.	For the avoidance of doubt, and consistent with the Engagement Letter, the Hardware is owned by Omnia and is not rented, leased or licensed to Omnia by V Gallant, and no GPU rental fee, compute rental fee or similar charge is payable by Omnia to V Gallant in respect of the Hardware. Revenue is earned by Omnia from its cloud customers and shared with V Gallant in accordance with the Licensing Agreement.

3.	NOVATION AND TREATMENT OF ENGAGEMENT LETTER FEES

3.1.	The Parties acknowledge the novation of the Engagement Letter to Omnia under the Deed of Novation, and that from the date of novation Omnia assumed the rights and obligations under the Engagement Letter arising thereafter, and the Individual remains liable for all fees and obligations accrued up to the date of novation.

3.2.	Schedule 2 sets out the fees chargeable under the Engagement Letter, identifying in respect of each fee the amount payable, the amount invoiced to date, the amount paid to date, and the amount outstanding.

3.3.	The Parties agree that:

(a)	fees accrued or invoiced prior to the date of novation remain the primary liability of the Individual, save to the extent Omnia has expressly assumed or guaranteed the same under the Deed of Novation or Schedule 2;

(b)	fees accruing on or after the date of novation are the liability of Omnia; and

(c)	this Agreement does not release, re-charge or duplicate any amount already invoiced or paid under the Engagement Letter.

3.4.	Ownership of the Hardware and the Software procured under the Engagement Letter has vested in Omnia. V Gallant shall, at Omnia’s cost, execute such documents and do such acts as may reasonably be required to perfect or evidence that ownership and to pass through applicable manufacturer and licensor warranties.

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4.	OWNERSHIP OF HARDWARE AND SOFTWARE

4.1.	V Gallant is and shall remain the sole and exclusive owner of all Intellectual Property Rights in and to the VGAIN brand, the VGAIN Cloud concept, the Platform and the Licensed IP. Nothing in this Agreement shall operate to transfer any ownership of the Licensed IP to Omnia.

4.2.	The grant of a licence over the Licensed IP to Omnia is governed by the Licensing Agreement and not by this Agreement.

4.3.	Omnia is and shall remain the owner of the Hardware. Risk in the Hardware passed to Omnia on delivery under the Engagement Letter.

4.4.	The Software was sold by V Gallant to, and purchased by, Omnia. The Software Fees of USD 1,700,000 payable under the Engagement Letter represent the purchase price for the Software so sold. Title to and ownership of the Software passed to Omnia on delivery under the Engagement Letter, subject to the terms as laid out in the Software Purchase Agreement entered between V Gallant and Omnia.

4.5.	Nothing in this Agreement transfers to V Gallant any ownership of the Hardware or the Software, and nothing in this Agreement transfers to Omnia any ownership of the VGAIN brand, the VGAIN Cloud concept or any Intellectual Property Rights of V Gallant, which are dealt with under the Licensing Agreement.

5.	HOSTING AND USE OF PREMISES

5.1.	Where the Parties agree that Omnia’s Hardware is to be housed at the Flagship Facility (or at any other site operated or arranged by V Gallant), V Gallant shall provide hosting, housing, power, cooling, physical security and maintenance in respect of that Hardware, and shall exercise reasonable care in respect thereof, but shall not be liable for loss or damage save to the extent caused by its negligence or wilful default.

5.2.	The provision of hosting under this Clause does not create any tenancy, lease or proprietary interest in the Flagship Facility in favour of Omnia. Omnia shall have access only as reasonably required and in accordance with V Gallant’s site, security and access policies.

5.3.	The reasonable and direct costs of hosting, power, cooling, facility and security referable to the Project ( “Facility Costs”) shall be treated as Operating Costs in the computation of Net Operating Profit under the Licensing Agreement. For the avoidance of doubt, the Facility Costs are cost pass-throughs into the revenue computation and are not, and shall not be characterised as, a rental of Omnia’s own Hardware.

5.4.	Omnia may establish, fund and operate its own independent sites or distributed AI compute pods utilising its Hardware, provided that each new site is agreed in writing by the Parties and any specific local support arrangements or adjusted cost allocations are recorded in a written addendum to Schedule 2, Schedule 3 and/or the Licensing Agreement.

6.	OPERATIONS, SUPPORT AND SCOPE OF SERVICES

6.1.	V Gallant shall provide to Omnia the Operations and Support Services described in Schedule 4, including the provision of tools, technology, deployment, configuration, monitoring, maintenance and technical support reasonably required for the operation of the VGAIN Cloud Project.

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6.2.	V Gallant shall use reasonable endeavours to provide the Operations and Support Services in a professional and workmanlike manner and in accordance with any service levels set out in Schedule 4.

6.3.	Omnia shall provide V Gallant with such cooperation, information and access as V Gallant may reasonably require in order to provide the Operations and Support Services.

6.4.	Save as expressly provided in Schedule 4, V Gallant shall be responsible for staffing, operating and managing the day-to-day operations of the Flagship Facility in connection with the Project.

6.5.	In addition to the Operations and Support Services, V Gallant shall provide the services set out in Schedule 5 (Agreed Scope of Services), on a best-efforts, advisory and coordination basis.

6.6.	V Gallant does not warrant or guarantee any regulatory approval, commercial success, customer take-up or revenue, and all regulatory filings, licences, approvals and compliance obligations remain the sole responsibility of Omnia. V Gallant does not provide, and shall not be deemed to provide, legal, tax or regulatory advice under this Agreement.

6.7.	In providing customer-sourcing and commercialisation services under Schedule 5, V Gallant acts for and on behalf of, and for the account of, Omnia; customer contracts are entered into by Omnia (or as it directs), and all customer revenue is received by or for the account of Omnia and shared with V Gallant in accordance with the Licensing Agreement.

7.	REVENUE SHARING

The sharing and administration of Net Operating Profit derived from the Project are governed by the Licensing Agreement and not by this Agreement.

8.	SUPPLY OF SOFTWARE AND HARDWARE

8.1.	The Software and the Hardware required for the Project were procured under the Engagement Letter. Omnia owns the Hardware and the Software, and the treatment of the related fees is dealt with in Clause 3 and Schedule 2.

8.2.	Delivery, installation, acceptance, title and risk in respect of the Hardware shall be as set out in Schedule 2. The fees for the Hardware are indicative only and may be adjusted to reflect prevailing market conditions and prices at the time of procurement (including changes in supplier pricing, hardware availability, currency movements, taxes, duties and shipping costs), and the amount payable in respect of the Hardware shall be the actual procurement cost as so adjusted, as set out in Schedule 2. Save to the extent of any warranty expressly given in Schedule 2, the Hardware is supplied subject to the manufacturers’ warranties only, which V Gallant shall pass through to Omnia so far as it is able.

8.3.	The specification, planning, delivery, installation and acceptance of the Software, and the terms on which title to the Software passes to Omnia, shall be as set out in the Software Purchase Agreement to be entered into between V Gallant and Omnia. Save to the extent of any warranty expressly given in the Software Purchase Agreement, the Software is supplied subject to the applicable manufacturers’ and third-party licensors’ warranties only, which V Gallant shall pass through to Omnia so far as it is able. For the avoidance of doubt, the sale of the Software does not transfer to Omnia any ownership of the VGAIN brand, the VGAIN Cloud concept or the Licensed IP, which are licensed under the Licensing Agreement.

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9.	FEES, INVOICING AND PAYMENT

9.1.	Omnia shall pay the Fees in the amounts, in the currency and at the times set out in Schedule 2, without set-off, deduction or counterclaim save as required by law.

9.2.	Unless otherwise stated, all Fees are exclusive of any sales and service tax, goods and services tax, withholding tax or other applicable taxes, which shall be borne by Omnia and paid in addition (save for taxes on V Gallant’s income).

9.3.	If any sum is not paid when due, V Gallant may charge interest on the overdue amount at the rate of eight per cent (8%) per annum, accruing daily from the due date until payment, and may suspend the provision of the Operations and Support Services until payment is received.

10.	TERM AND RENEWAL

10.1.	This Agreement shall commence on the Commencement Date and shall, unless terminated earlier in accordance with its terms, continue for a fixed term of eighteen (18) months (“Term”).

10.2.	The Parties may, by mutual written agreement not less than two (2) months before the expiry of the Term, extend this Agreement for such further period and on such terms as they may agree.

11.	OBLIGATIONS OF THE PARTIES

11.1.	V Gallant shall:

(a)	remain the owner of the VGAIN brand and the VGAIN Cloud concept and grant the licence under the Licensing Agreement;

(b)	provide the Operations and Support Services and the tools and operational support required for the Project; and

(c)	comply with all applicable laws in the performance of its obligations.

11.2.	Omnia shall:

(a)	pay the Fees in accordance with this Agreement;

(b)	use the Licensed IP and the Compute Capacity strictly in accordance with this Agreement;

(c)	not interfere with V Gallant’s operation of the Flagship Facility; and

(d)	comply with all applicable laws and with V Gallant’s reasonable site, security and operational policies.

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12.	REPRESENTATIONS AND WARRANTIES

12.1.	Each Party represents and warrants to the other that:

(a)	it is duly incorporated and validly existing under the laws of its jurisdiction;

(b)	it has full power and authority to enter into and perform this Agreement; and

(c)	this Agreement constitutes its legal, valid and binding obligations.

12.2.	V Gallant represents and warrants that it owns or is entitled to license the Licensed IP and that, to the best of its knowledge, the use of the Licensed IP as contemplated by this Agreement does not infringe the Intellectual Property Rights of any third party.

12.3.	Save as expressly set out in this Agreement, all warranties, conditions and terms implied by statute or common law are, to the fullest extent permitted by law, excluded.

13.	CONFIDENTIALITY

13.1.	“Confidential Information” means all information of a confidential nature (whether or not marked as confidential) disclosed by one Party to the other in connection with this Agreement, including the terms of this Agreement, the Licensed IP, technical and commercial information and customer data.

13.2.	Each Party shall keep the other’s Confidential Information confidential, shall use it only for the purposes of this Agreement, and shall not disclose it to any third party except to those of its personnel and professional advisers who need to know it and who are bound by equivalent obligations of confidence.

13.3.	The obligations in this Clause 13 shall not apply to information that is or becomes public other than through breach of this Agreement, was lawfully known prior to disclosure, or is required to be disclosed by law or any competent authority (including the rules of any securities exchange), provided that the disclosing Party gives reasonable prior notice where lawful to do so.

13.4.	This Clause 13 shall survive the expiry or termination of this Agreement for a period of three (3) years.

14.	DATA PROTECTION AND SECURITY

14.1.	Each Party shall comply with all applicable data protection laws, including the Personal Data Protection Act 2010 of Malaysia, in connection with the performance of this Agreement.

14.2.	V Gallant shall implement and maintain appropriate technical and organisational security measures consistent with the post-quantum-ready security architecture described in Schedule 1, designed to protect data processed within the Flagship Facility against unauthorised access, loss or disclosure.

14.3.	Each Party shall promptly notify the other of any actual or suspected security breach affecting the other’s data and shall cooperate in good faith to remediate the same.

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15.	LIMITATION OF LIABILITY

15.1.	Nothing in this Agreement excludes or limits the liability of either Party for:

(a)	death or personal injury caused by its negligence;

(b)	fraud or fraudulent misrepresentation; or

(c)	any other liability that cannot lawfully be excluded or limited.

15.2.	Subject to Clause 15.1, neither Party shall be liable to the other for any indirect, special or consequential loss, or for any loss of profit, revenue, business, goodwill or anticipated savings, in each case whether arising in contract, tort (including negligence) or otherwise.

15.3.	Subject to Clause 15.1, the total aggregate liability of each Party arising out of or in connection with this Agreement shall not exceed the total Fees paid by Omnia under this Agreement in the twelve (12) months preceding the event giving rise to the claim.

16.	INDEMNITY

16.1.	V Gallant shall indemnify Omnia against any direct losses, damages and reasonable costs arising from any third-party claim that Omnia’s authorised use of the Licensed IP in accordance with this Agreement infringes that third party’s Intellectual Property Rights, subject to the limitations in Clause 15.

16.2.	Omnia shall indemnify V Gallant against any direct losses, damages and reasonable costs arising from Omnia’s breach of this Agreement, its misuse of the Licensed IP or the Compute Capacity, or its breach of any applicable law.

17.	FORCE MAJEURE

17.1.	Neither Party shall be liable for any failure or delay in performing its obligations (other than payment obligations) to the extent caused by an event beyond its reasonable control, including acts of God, war, terrorism, epidemic or pandemic, governmental action, fire, flood, failure of utilities or telecommunications, or shortage of power or equipment (a “Force Majeure Event”).

17.2.	The affected Party shall promptly notify the other and use reasonable endeavours to mitigate the effects of the Force Majeure Event. If the Force Majeure Event continues for more than ninety (90) days, either Party may terminate this Agreement by written notice.

18.	TERMINATION

18.1.	Either Party may terminate this Agreement immediately by written notice if the other Party:

(a)	commits a material breach of this Agreement which is not remediable or, if remediable, is not remedied within thirty (30) days of written notice requiring its remedy;

(b)	fails to pay any sum due under this Agreement within fourteen (14) days of written notice requiring payment; or

(c)	becomes insolvent, enters into liquidation, has a receiver, liquidator or judicial manager appointed over its assets, or is unable to pay its debts as they fall due.

18.2.	V Gallant may suspend the Operations and Support Services and the hosting on written notice if Omnia fails to pay any sum when due, without prejudice to its other rights.

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19.	CONSEQUENCES OF TERMINATION

19.1.	On expiry or termination of this Agreement:

(a)	the Licence shall immediately cease and Omnia shall cease all use of the Licensed IP;

(b)	Omnia’s right to the Operations and Support Services and the hosting shall cease;

(c)	each Party shall return or destroy the other’s Confidential Information; and

(d)	any Revenue Share accrued but unpaid up to the date of termination shall be paid in accordance with the Licensing Agreement.

19.2.	Termination shall not affect any rights, remedies, obligations or liabilities that have accrued up to the date of termination.

19.3.	The provisions of Clauses 13, 15, 16, 19, 20, 21, and 22 and any other provision intended to survive shall continue in force following termination.

20.	ANTI-BRIBERY AND COMPLIANCE

20.1.	Each Party shall comply with all applicable anti-bribery and anti-corruption laws, including the Malaysian Anti-Corruption Commission Act 2009, and shall not engage in any activity that would constitute an offence thereunder.

20.2.	Each Party shall maintain adequate procedures designed to prevent bribery and corruption by its personnel and Affiliates in connection with this Agreement.

21.	DISPUTE RESOLUTION

21.1.	The Parties shall use good-faith efforts to resolve any dispute arising out of or in connection with this Agreement through negotiation between their senior representatives within thirty (30) days of written notice of the dispute.

21.2.	If the dispute is not so resolved, it shall be referred to and finally resolved by arbitration administered by the Asian International Arbitration Centre (AIAC) in accordance with the AIAC Arbitration Rules in force at the relevant time. The seat of arbitration shall be Kuala Lumpur, the language shall be English, and the tribunal shall consist of one (1) arbitrator.

22.	GOVERNING LAW AND JURISDICTION

22.1.	This Agreement and any dispute or claim arising out of or in connection with it shall be governed by and construed in accordance with the laws of Malaysia.

22.2.	Subject to Clause 21, the Parties submit to the non-exclusive jurisdiction of the courts of Malaysia.

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23.	NOTICES

23.1.	Any notice under this Agreement shall be in writing and delivered by hand, by prepaid registered post or by email to the address of the relevant Party set out below:

Licensor	:

Address	:	Lot L1-08, Level 1, INC, 3, KL Eco City, No.3, Jalan Bangsar 59200 Kuala Lumpur
E-mail	:	vclegal@v-capital.co
Attention to	:	Ms. Audrey Liu

Licensee	:
Address	:	B03-C-13A, Menara 3A, KL Eco City, No.3, Jalan Bangsar 59200 Kuala Lumpur
E-mail	:	kevinchoe77@gmail.com
Attention to	:	Kevin Choe

23.2.	Except as stipulated otherwise in this Agreement, a notice, letter or other communication required or permitted (“Communication”), under this Agreement or by any written law related, ancillary or incidental to this Agreement, shall be served to the other Party in a manner as follows:

(a)	by personal delivery by leaving the Communication at the Party’s current address for service;

(b)	by mailing the original copy of the Communication via prepaid registered post or by courier addressed to that Party at the Party’s current address for service;

(c)	by facsimile; or

(d)	by attaching the scanned copy of the Communication in an email message and sending said email message to the Party’s current email address.

23.3.	The Parties may change its particulars of service by way of written notice to the other.

23.4.	A Communication is deemed served:

(a)	if served personally or left at the Party’s current postal address for service, upon service;

(b)	if posted by registered post via courier to a Malaysian address, two (2) Business Days after posting, and in any other case, five (5) Business Days after posting;

(c)	if posted by registered post within Malaysia to a Malaysian address, five (5) Business Days after posting, and in any other case, ten (10) Business Days after posting;

(d)	if served by email, at the time transmission of such email provided always that the scanned copy of the Communication is attached therein and the sender has not received a failed or undeliverable message from the host provider of the recipient within twenty-four (24) hours from the time of transmission of the email; and

(e)	if a Party receive Communication by method (a) and (c) after 1700 hours local time of the place of receipt, the service is deemed completed at 0900 hours local time on the next Business Day.

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Master Strategic Collaboration and Licensing Agreement

24.	GENERAL PROVISIONS

24.1.	Relationship of the Parties

Nothing in this Agreement shall be construed as creating a partnership, joint venture, agency or employment relationship between the Parties. Neither Party has authority to bind the other.

24.2.	Entire Agreement

This Agreement, together with its Schedules, constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings and representations relating to its subject matter.

24.3.	Variation

No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of each Party.

24.4.	Assignment

Neither Party may assign, transfer or sub-contract any of its rights or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld.

24.5.	Waiver

No failure or delay in exercising any right shall operate as a waiver of that right, and no single or partial exercise shall preclude any further exercise.

24.6.	Severability

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect.

24.7.	Third-Party Rights

A person who is not a Party to this Agreement shall have no right to enforce any of its terms.

24.8.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement. Signatures transmitted electronically shall be valid and binding.

24.9.	Costs and Stamp Duty

Each Party shall bear its own legal costs in connection with this Agreement. The stamp duty payable on this Agreement shall be borne by both parties.

24.10.	Further Assurance

Each Party shall execute such further documents and do such further acts as may be reasonably required to give full effect to this Agreement.

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IN WITNESS WHEREOF the Parties, through their duly authorised representatives, have set their respective hands the day and year above written.

Licensor

SIGNED by AUDREY LIU SER WEI	)
For and on behalf of	)
V GALLANT LIMITED	)
)
/s/ AUDREY LIU SER WEI

Licensee

SIGNED by	)
For and on behalf of	)
OMNIA NEXUS GROUP LTD	)
)

V Gallant Limited / Omnia Nexus Group Limited	Page 14 of 19

SCHEDULE 1

VGAIN CLOUD: DESCRIPTION, SCOPE AND SPECIFICATIONS

VGAIN Cloud (V Gallant AI Neo Cloud) is a post-quantum-ready sovereign AI cloud platform designed to support enterprise, government-linked and regulated-industry AI workloads within an encrypted, controlled and Malaysia-based compute environment.

Core components include: NVIDIA Blackwell-class GPU systems; Intel-powered CPU systems; encrypted storage; secure networking; workload isolation; access control; audit logging; private model deployment capability; and a post-quantum-ready security architecture.

Supported use cases include: secure AI inference; private model hosting; enterprise knowledge-base automation; agentic workflow automation; cybersecurity automation; confidential document processing; and other industry-specific AI applications.

Flagship Facility: located in Cyberjaya, Malaysia, serving as the initial commercial onboarding, demonstration and deployment hub, and as the operating blueprint for subsequent distributed AI compute pods across selected locations in Kuala Lumpur.

Distributed deployment strategy: V Gallant intends to deploy AI compute systems across selected commercial locations where technically feasible, so as to reduce upfront facility cost, shorten deployment timelines, improve customer proximity and scale capacity in phases according to customer demand and site readiness.

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SCHEDULE 2

FEE SCHEDULE

This Schedule sets out the fees under the Engagement Letter. All amounts are in USD and exclusive of applicable taxes unless otherwise stated.

Category	Allocation
Hardware/ GPU Procurement	USD3,300,000.00
Software (Two Products)	USD1,700,000.00
Set-Up Fee	USD500,000.00
Mobilisation Fee	USD500,000.00
Total	USD6,000,000.00

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V Gallant Limited / Omnia Nexus Group Limited	Page 16 of 19

SCHEDULE 3

HOSTING AND SITES

This Schedule sets out the site(s) at which Omnia’s Hardware is housed and the hosting arrangements.

Item	Detail
Site / facility	VGAIN Cloud Flagship Facility, Cyberjaya
Address	No. 2-39, Plaza Cove, Persiaran Cove Utama, 42700 Banting, Selangor
Operator	V Gallant
Space allocated	Shoplot Space ~1,100 sq. ft. total floor area
Rack allocation	5x standard 42U enclosed server racks; dedicated server section
Power	Standard TNB Commercial 3-Phase Low Voltage Supply output to Rack PDUs, 60A to 100A main switchboard. High-capacity On-line Double-Conversion Battery UPS system providing 5–10 minutes runtime for power stabilization and graceful automated system shutdown
Cooling	High-capacity commercial inverter split-system air conditioning 24/7 heavy-duty operation with primary and standby unit failover
Networking	Fiber business broadband uplinks; dedicated static public IP allocation; internal Cat6A / optical rack cabling
Physical security	HD CCTV cameras with continuous recording and offsite cloud access; commercial security alarm system
Environmental / compliance	Fire extinguishers; Compliance with Malaysia Personal Data Protection Act 2010 (PDPA) and Post-Quantum-Ready Security Architecture
Named Authorised Personnel	Jason Thye

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V Gallant Limited / Omnia Nexus Group Limited	Page 17 of 19

SCHEDULE 4

OPERATIONS AND SUPPORT SERVICES

V Gallant shall provide the following Operations and Support Services in respect of the VGAIN Cloud Project:

(a)	provision of tools, technology and operational support;

(b)	deployment, configuration and commissioning of the Platform;

(c)	monitoring, maintenance, patching and security operations;

(d)	technical support during 9.00am – 6.00pm, with target response and resolution times as set out below; and

(e)	such other services as the Parties may agree in writing.

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V Gallant Limited / Omnia Nexus Group Limited	Page 18 of 19

Master Strategic Collaboration and Licensing Agreement

SCHEDULE 5

AGREED SCOPE OF SERVICES

The Advisor’s Agreed Scope of Services is set out below, and is provided on a best-efforts, advisory and coordination basis in accordance with the Scope of Services clause of this Agreement.

(a)	Hardware deployment

Installation, racking, cabling, configuration, commissioning and testing of the Hardware at the premises; coordination with hardware vendors, distributors and logistics providers in respect of delivery, warranties and after-sales support; procurement, as agent, of any additional hardware required for future expansion, with title vesting in Omnia; and pass-through of manufacturer and vendor warranties so far as V Gallant is able.

(b)	Site identification and set-up

Identify, assess and recommend suitable premises for hosting the Hardware, whether as the Flagship Facility or a distributed AI compute pod; advise on site-readiness requirements (including floor loading, power capacity, cooling, fire suppression, connectivity and physical security); coordinate with landlords, data-centre operators, utility providers (including TNB) and contractors in respect of tenancy, power supply, cooling and fit-out works; assist in negotiating the terms of any lease, colocation or hosting arrangement for the account of Omnia; and oversee site set-up through to operational readiness.

(c)	Software deployment

Installation, integration and configuration of the Software with the deployed Hardware, with the specification, delivery, acceptance and title of the Software governed by the Software Purchase Agreement; and pass-through of applicable manufacturer and third-party licensor warranties.

(d)	Operation and management of the cloud business

Deploy, configure and bring into service the VGAIN Cloud environment on Omnia’s infrastructure; operate, monitor and maintain the platform on a day-to-day basis, including patching, security operations, capacity management and incident response; and implement and maintain appropriate security, access-control and workload-isolation measures consistent with the VGAIN Cloud architecture.

(e)	Customer sourcing and commercialisation

Source, identify, introduce and onboard cloud customers to rent GPU compute capacity from Omnia, whether by way of AI compute rental, GPU-as-a-service, private AI cloud subscriptions or managed AI infrastructure services; advise on pricing, packaging and go-to-market strategy; assist in the preparation and negotiation of customer contracts and service-level terms for the account of Omnia; and manage customer relationships, billing, collections and renewals.

(f)	Regulatory and compliance coordination

Provide high-level guidance on the material regulatory considerations relevant to the operation of the business in Malaysia, including local authority planning and premises approvals, utility and power arrangements, communications and multimedia licensing (as applicable, under the purview of the MCMC) and data protection under the Personal Data Protection Act 2010; identify, shortlist and coordinate legal, tax, licensing and compliance advisers as required; and assist in the alignment of project timelines and deliverables across the appointed service providers, provided that all regulatory filings, licences, approvals and compliance obligations remain the sole responsibility of Omnia and V Gallant does not provide legal, tax or regulatory advice.

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V Gallant Limited / Omnia Nexus Group Limited	Page 19 of 19